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                                                                     Exhibit 4.2
                              EMPLOYMENT AGREEMENT

             THIS AGREEMENT (this "Agreement") is being made as of the 27th day of May, 1997 among All-Comm Media Corporation, a Nevada corporation (the "Company"), Metro Services Group, Inc., a New York corporation ("Metro"), each having an office at 333 Seventh Avenue, New York, New York 10001, and J. Jeremy Barbera ("Employee"), an individual residing at 24 West 70th Street, New York, New York 10023.

                              W I T N E S S E T H:

             WHEREAS, Metro is a party to an employment agreement dated as of October 1, 1996 with Employee (the "Employment Agreement").

             WHEREAS, Employee has taken on additional responsibility for the Company and the Company, Metro and Employee desire to amend and restate the Employment Agreement, upon the terms and conditions contained herein.

             NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

             1. Nature Of Employment; Term Of Employment. The Company Hereby employs Employee and Employee agrees to serve the Company as its Chairman, President and Chief Executive Officer, and Metro hereby employs Employee and Employee agrees to serve Metro as its Chief Executive Officer, upon the terms and conditions contained herein, for a term commencing as of the date hereof and continuing until May 31, 2000 (the "Employment Term"); provided, that this Agreement (including this Section 1) shall automatically be renewed for one (1) additional three (3) year period upon terms no less favorable than the terms existing in the third year of the Employment Term, unless the Company or Employee gives written notice to the other party of its intention not to renew this Agreement with sixty (60) days prior to the expiration of the Employment Term.

             2. Duties And Powers As Employee. During The Employment Term, Employee Agrees To Devote All Of His Full Working Time, Energy, And Efforts To The Business Of The Company And Metro. In Performance Of His Duties, Employee Shall Be Subject To The Reasonable Direction Of The Board Of Directors Of The Company And Metro. Employee Shall Be Available To Travel As The Needs Of The Business Reasonably Require. Employee Agrees That The Company Or Metro May Obtain A Life Insurance Policy On The Life Of Employee Naming The Company Or Metro As The Beneficiary Thereof.

             3.  Compensation.

                    (a) As compensation for his services hereunder, the Company shall pay Employee, a salary (a "Base Salary"), payable in equal semi-monthly installments, at the annual rate of $250,000 for the first year of the Employment Term; $300,000 for the second year of the Employment Term and $350,000 for the third year of the


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Employment Term. Additionally, Employee shall participate in all present or future employee benefit and plans of the Company and Metro, provided that he meets the eligibility requirements therefor.

                    (b) Employee shall be eligible to receive raises and bonuses each year of the Employment Term if and as determined by the Compensation Committee of the Board of Directors of the Company. Such bonuses, if any, shall be based upon the achievement of earnings and other targeted criteria. Employee shall receive non-qualified stock options (the "Options") to acquire up to 1,000,000 shares common stock of the Company, of which 333,334 (the "First Level") shall be exercisable at $2.63 per share, 333,333 (the "Second Level") of which shall be exercisable at $3.00 per share and 333,333 (the "Third Level", together with the First Level and the Second Level, the "Three Levels") of which shall be exercisable at $3.50 per share (each, an "Applicable Exercise Price"). One third of the Options in each of the Three Levels shall vest as of the date hereof, one third on the first anniversary of the date hereof, and the final third of which shall vest on the second anniversary of the date hereof. Exhibit A attached hereto sets forth the additional terms and conditions under which such options can be exercised; such terms are hereby incorporated by reference in their entirety.

         4. Expenses; Vacations. Employee Shall Be Entitled To Reimbursement For Reasonable Travel And Other Out-of-pocket Expenses Reasonably Incurred In The Performance Of His Duties Hereunder, Upon Submission And Approval Of Written Statements And Bills In Accordance With The Then Regular Procedures Of The Company. Employee Shall Be Entitled To Thirty (30) Days Paid Vacation Time In Accordance With Then Regular Procedures Of Metro Governing Executives As Determined From Time To Time By The Company's Board Of Directors And Communicated, In Writing To Employee.

         5. Representations And Warranties Of Employee. Employee Represents And Warrants To The Company And Metro That (A) Employee Is Under No Contractual Or Other Restriction Or Obligation Which Is Inconsistent With The Execution Of This Agreement, The Performance Of His Duties Hereunder, Or The Other Rights Of The Company And Metro Hereunder; And (B) Employee Knows Of No Physical Or Mental Disability That Would Hinder His Performance Of Duties Under This Agreement.

         6. Non-competition.

                    (a) Employee agrees that during the Employment Term he will not engage in, or otherwise directly or indirectly be employed by, or act as a consultant, or be a director, officer, employee, owner, agent, member or partner of, any other business or organization that is or shall then be competing with the Company or any of its subsidiaries, except that in each case the provisions of this Section 6 will not be deemed breached merely because Employee owns not more than five percent (5.0%) of the outstanding common stock of a corporation, if, at the time of its acquisition by Employee, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange. The Company understands that Employee is a Vice President, a director and a shareholder of Pegasus Internet, Inc. ("Pegasus") and Metro is a customer of Pegasus. The Company acknowledges that Employee may engage in such activities to the extent they do not compete with the business of the Company or any of its subsidiaries and that such engagement will not violate this Agreement.



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                    (b) If this Agreement is terminated, Employee, for a period of three (3) years from the date of termination, shall not, directly or indirectly, solicit or encourage any person who was a customer of the Company or any of its subsidiaries during the three years prior to the date of such termination to cease doing business with the Company or any of its subsidiaries or to do business with any other enterprise that is engaged in the same or similar business to that of the Company or any of its subsidiaries.

         7. Inventions; Patents; Copyrights. Any Interest In Patents, Patent Applications, Inventions, Copyrights, Developments, And Processes ("Such Inventions") Which Employee Now Or Hereafter During The Period He Is Employed By The Company And Metro Under This Agreement May, Directly Or Indirectly, Own Or Develop Relating To The Fields In Which The Company Or Metro May Then Be Engaged Shall Belong To The Company Or Metro, As The Case May Be; And Forthwith Upon Request Of The Company, Employee Shall Execute All Such Assignments And Other Documents And Take All Such Other Action As The Company May Reasonably Request In Order To Vest In The Company Or Metro, As The Case May Be, All Of His Right, Title, And Interest In And To Such Inventions, Free And Clear Of All Liens, Charges, And Encumbrances.

         8. Confidential Information. All Confidential Information Which Employee May Now Possess, May Obtain During The Employment Term, Or May Create Prior To The End Of The Period He Is Employed By The Company And Metro Under This Agreement, Relating To The Business Of The Company, Metro Or Of Any Customer Or Supplier Of The Company Or Metro Shall Not Be Published, Disclosed, Or Made Accessible By Him To Any Other Person, Firm, Or Corporation During The Employment Term Or Any Time Thereafter Without The Prior Written Consent Of The Company. Employee Shall Return All Tangible Evidence Of Such Confidential Information To The Company Prior To Or At The Termination Of His Employment.

         9. Termination.

                    (a) Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Employment Term, Employee is terminated "For Cause" (as defined below) then the Company and Metro shall have the right to give notice of termination of Employee's services hereunder as of a date to be specified in such notice, and this Agreement shall terminate on the date so specified. Termination "For Cause" shall mean Employee shall (i) be convicted of a felony crime, (ii) commit any act or omit to take any action in bad faith and to the detriment of the Company or any of its subsidiaries, (iii) commit an act of moral turpitude to the detriment of the Company, (iv) commit an act of fraud against the Company or any of its subsidiaries, or (v) materially breach any term of this Agreement and fail to correct such breach within ten
(10) days after written notice thereof; provided that in the case of a termination pursuant to (ii), (iii) or (iv) such determination must be made by the Board of Directors of the Company after a meeting at which Employee was given an opportunity to explain such actions. In the event this Agreement is terminated "For Cause" pursuant to Section 9(a), then Employee shall be entitled to receive only his salary at the rate provided in Section 3 to the date on which termination shall take effect plus any compensation which is accrued but unpaid on the date of termination.



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                    (b) In the event that Employee shall be physically or
mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of six (6) months, then this Agreement shall terminate upon ninety (90) days' written notice to Employee, and no further compensation (other than accrued but unpaid salary or bonus through the date of termination) shall be payable to Employee, except as may otherwise be provided under any disability insurance policy.

                    (c) In the event that Employee shall die, then this Agreement shall terminate on the date of Employee's death, and no further compensation (other than accrued but unpaid salary or bonus through the date of death) shall be payable to Employee, except as may otherwise be provided under any insurance policy or similar instrument.

                    (d) In the event this Agreement is terminated without Cause, Employee shall receive severance pay consisting of a single lump sum distribution (with no present value adjustment) equal to the Base Salary as provided in Section 3 for a period of one (1) year, notwithstanding that such one-year period might extend beyond the Employment Term.

         10. Merger, Etc. In The Event Of A Future Disposition Of The Properties And Business Of The Company Or Metro, Substantially As An Entirety, By Merger, Consolidation, Sale Of Assets, Sale Of Stock, Or Otherwise, Then The Company Or Metro, As The Case May Be, May Elect To Assign This Agreement And All Of Its Rights And Obligations Hereunder To The Acquiring Or Surviving Corporation. In The Event The Company Or Metro, As The Case May Be, Does Not Assign This Agreement Or That This Agreement Is Not So Assumed Then Employee Shall Have The Right To Terminate This Agreement By Written Notice Given Within Six (6) Months Of The Date Of Such Acquisition. Upon Such Termination, Employee Shall Receive Severance Pay Consisting Of A Single Lump Sum Distribution (With No Present Value Adjustment) Equal To The Base Salary As Provided In Section 3 For A Period Of Three (3) Years, Notwithstanding That Such Three-year Period Might Extend Beyond The Employment Term.

         11. Survival. The Covenants, Agreements, Representations, And Warranties Contained In Or Made Pursuant To This Agreement Shall Survive Employee's Termination Of Employment, Irrespective Of Any Investigation Made By Or On Behalf Of Any Party.

         12. Modification. This Agreement Sets Forth The Entire Understanding Of The Parties With Respect To The Subject Matter Hereof, Supersedes All Existing Agreements Between Them Concerning Such Subject Matter, And May Be Modified Only By A Written Instrument Duly Executed By Each Party.

         13. Notices. Any Notice Or Other Communication Required Or Permitted To Be Given Hereunder Shall Be In Writing And Shall Be Mailed By Certified Mail, Return Receipt Requested, Or Delivered Against Receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 13). In the case of a notice to the Company or Metro, a copy of such notice (which copy shall not constitute notice) shall be delivered to Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019, Attn. Alan I. Annex, Esq. In the case of a notice to Employee, a copy of such notice (which copy shall not constitute notice) shall be delivered to Saviano



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Tobias & Weinberger P.C., 3 New York Plaza, New York, New York 10004, Attention:
David G. Tobias, Esq. Notice to the estate of Employee shall be sufficient if addressed to Employee as provided in this Section 13. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

         14. Waiver. Any Waiver By Either Party Of A Breach Of Any Provision Of This Agreement Shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the party against whose waiver is asserted.

         15. Binding Effect. Subject To The Terms And Conditions Described In
Section 10, Above, Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and Metro and their successors and those who are its assigns under
Section 10.

         16. Headings. The Headings In This Agreement Are Solely For The Convenience Of Reference And shall be given no effect in the construction or interpretation of this Agreement.

         17. Counterparts; Governing Law. This Agreement May Be Executed In Any Number Of Counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of New York, without given effect to the rules governing the conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the County and State of New York, and of any federal court located in the County and State of New York, in connection with any action or proceeding arising out of or relating to, or a breach of, this Agreement. Each of the parties hereto agrees that such court may award reasonable legal fees and expenses to the prevailing party.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                              ALL-COMM MEDIA CORPORATION

                                              By:  /s/ Alan I. Annex
                                                 -------------------------------
                                                   Secretary

                                              METRO SERVICES GROUP, INC.

                                              By:  /s/ J. Jeremy Barbera
                                                 -------------------------------

                                                  /s/ J. Jeremy Barbera
                                                 -------------------------------
                                                      J. Jeremy Barbera


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                                   EXHIBIT A

1. Term.

         The Options shall terminate on or before the earlier of (i) one hundred and eighty (180) days after the termination of Employee's relationship to the Company as an employee of, or consultant to, the Company or any of its subsidiaries or affiliates, (ii) one hundred and eighty (180) days after Employee's death, or (iii) ten (10) years from the date of the Agreement of which this Exhibit A is a part, (the "Agreement") and any shares not vested on or before the earlier of occurrence of one of these events may not thereafter be vested. For the purpose of making determinations as to termination event number
(i) preceding, decisions by the Company's Board of Directors as to when such relationships have been terminated shall be binding on the Employee, provided that notice of such termination has been provided to all parties by way of notice of resignation given by the Employee or by notice of termination given by the Company to the Employee.

2. Exercise.

         (a) The options may be exercised in whole or in part, by delivery of written notice to the Secretary of the Company by the Employee indicating the number of shares of common stock of the Company as to which the option is exercised. Such notice shall be accompanied by payment of the exercise price (the "Exercise Price") which shall be an amount equal to the result obtained by multiplying (i) the Applicable Exercise Price (as defined in the Agreement), times (ii) the total number of shares of common stock of the Company being purchased by the Employee pursuant to the exercise of all or any portion of the options. The Exercise Price shall be paid in United States Dollars, in cash, certified or cashier's check or by money order, with shares of common stock of the Company or by a combination of the above. Shares of common stock of the Company utilized in full or partial payment of the Exercise Price shall be valued at their fair market value, based on the closing price of the common stock of the Company, on the date of exercise.

         (b) Each outstanding Option shall become immediately and fully exercisable (i) if there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), which has the result that shareholders of the Company immediately before such transaction cease to own at least 51% of the voting stock of the Company or of any entity which results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any form of corporate transaction; (ii) if the shareholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or (iii) if the shareholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

         (c) The Company may, in its sole discretion, accelerate the date on which any Option may be exercised and may accelerate the vesting of any shares subject to any option or previously acquired by the exercise of any Option.


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         (d) The Company, in its sole discretion, by giving written notice
("cancellation notice") to Employee may cancel, effective upon the date of the consummation of any corporate transaction described in (b)(ii) and (iii) above, any option which remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after shareholder approval of such corporate transaction.

3. Delivery Of Certificates.

         (a) As soon as practicable following the exercise of all or a portion of the Option by the Employee, the Company shall deliver or cause to be delivered to the Employee a certificate or certificates representing the shares of common stock of the Company acquired pursuant to such exercise.

         (b) Prior to issuance of any certificate representing shares of common stock of the Company as to which the options have been exercised, Employee shall pay to Company in a form satisfactory to the Company, the amount, if any, which the Company reasonably determines to be necessary to withhold in accordance with applicable income tax withholding requirements.

         (c) Employee shall have the rights of a shareholder only with respect to those shares of common stock covered by the Option which have been registered in the Employee's name in the share register of the Company upon the due exercise of the options.

4. No Transfer Or Assignment.

         The Options granted hereby may not be transferred in any manner other than by will or the laws of descent and distribution; may be exercised during the Employee's lifetime only by the Employee or his guardian or legal representative; and may not be assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) or subject to execution, attachment or similar process.

5. Adjustment Of Shares.

         (a) In the event that the outstanding shares of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, change in par value, stock split-up, combination of shares or dividend payable in capital stock, or the like; (i) appropriate adjustment shall be made in the maximum number and kind of shares with respect to which the Options were granted, so that the same percentage of the Company's issued and outstanding capital stock shall continue to be subject to the grant of the Options, and (ii) appropriate adjustment to prevent dilution or enlargement of the rights granted to or available for Employee shall be made in the number and kind of shares and in the exercise price per share with respect to outstanding Options.

         (b) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Agreement shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issuance by the Company of debt securities, or preferred or preference stock which would rank above the shares subject to outstanding options; (iv) the dissolution or liquidation of




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the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.









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